RULE 10F-3 TRANSACTIONS REPORT

July 1, 2003 through September 30, 2003
Affiliated Underwriter: Banc of America Securities, LLC

	Type of Security*				Principal/				% of
	(1), (2),	Date Offering			Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Purchase Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Nations Separate Account Trust Portfolios
Nations Asset Allocation Portfolio
Marsh & McLennan 5.875 8/1/33	1	07/23/03	07/23/03	Salomon Smith Barney	3,000	$99.136	$2,974	0.00%	0.02%
Thomson Corporation 5.25 8/15/13	1	08/05/03	08/05/03	Bear Stearns	9,000	$99.568	$8,961	0.00%	0.06%
General Dynamics 4.50 8/15/10	1	08/11/03	08/11/03	Bear Stearns	1,000	$99.655	$997	0.00%	0.01%
Bristol Meyers Squibb	1	08/13/03	08/13/03	Goldman Sachs	5,000	$99.356	$4,968	0.00%	0.03%
Cox Communications 5.50% 10/1/15	1	09/15/03	09/15/03	Morgan Stanley	8,000	$99.295	$7,944	0.00%	0.05%
Cadbury Schweppes 5.125 10/1/13	1	09/22/03	09/22/03	J.P. Morgan Chase	11,000	$99.436	$10,938	0.00%	0.07%

Nations High Yield Bond Portfolio
El Paso Natural Gas	3	07/16/03	07/16/03	Salomon Brothers	220,015	$98.660	$217,067	0.06%	0.37%
Dynegy Holdings, Inc.	3	08/01/03	08/01/03	Credit Suisse First Boston	295,003	$99.370	$293,144	0.02%	0.49%
Amsted Industries	3	08/08/03	08/08/03	Salomon Smith Barney	295,000	$100.000	$295,000	0.11%	0.49%
Willams Scotsman	3	08/13/03	08/13/03	Deutsche Bank	370,000	$100.000	$370,000	0.25%	0.61%

Nations MidCap Growth Portfolio
Hewitt Associates, Inc.	1	08/07/03	08/07/03	Goldman Sachs	3,120	$23.000	$71,760	0.76%	0.28%

•	The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

••	The Selling Broker is not affiliated with the Affiliated Underwriter.

     The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

     The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).